The undersigned, Julie Anne McGee, hereby constitutes and appoints Emeka Chukwu and Charles B. Ammann and each of them, jointly and severally, his or her lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for his or her and in his or her name, place and stead, in any and all capacities, to execute and file with the Securities and Exchange Commission and any stock exchange or similar authority (or any other governmental or regulatory authority) Forms ID, 3, 4 and 5 under
Section 16(a) of Securities Exchange Act of 1934, as amended (the "Act") and the rules thereunder, or any other appropriate form, and all amendments thereto with all exhibits and any and all documents required to be filled with respect thereto, relating to his or her holdings or beneficial ownership of securities issued by Semtech Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may do or lawfully cause to be done by virtue hereof.
The undersigned acknowledges that the foregoing attorneys-in-fact and agents, solely by virtue of serving in such capacity at the request of the undersigned, are not assuring, nor is the Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms ID, 3, 4 and 5 with respect to the undersigned's holdings or beneficial ownership of and transactions in securities issued by the Corporation, unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.